                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                               Mark Centers Trust
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                               MARK CENTERS TRUST
                                600 Third Avenue
                          Kingston, Pennsylvania 18704
                              ---------------------
                    Notice of Annual Meeting of Shareholders
                              ---------------------

     The 1997 ANNUAL MEETING of the shareholders of Mark Centers Trust will be held at the Woodlands Inn & Resort, 1073 Route 315, Wilkes-Barre, Pennsylvania, on June 12, 1997 at 11:00 o'clock a.m., local time, for the following purposes:

       1. To elect trustees to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

       2. To transact such other business as may properly come before the meeting.

     The Board of Trustees has fixed the close of business on May 1, 1997 as the record date for the meeting. Only shareholders of record as of that date are entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

     The accompanying form of proxy is solicited by the Board of Trustees of the Trust. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

                                        By order of the Board of Trustees,
                                        Marvin J. Levine
                                        Secretary

Kingston, Pennsylvania
May 15, 1997

               Please Complete and Return Your Signed Proxy Card

Please complete and promptly return your proxy in the envelope provided. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

                               MARK CENTERS TRUST
                              ---------------------
                                 PROXY STATEMENT
                              ---------------------
                         ANNUAL MEETING OF SHAREHOLDERS
                               GENERAL INFORMATION

     This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Trustees of Mark Centers Trust, a Maryland real estate investment trust (the "Trust"), for use at the Trust's 1997 Annual Meeting of Shareholders (the "Meeting") to be held at the Woodlands Inn & Resort, 1073 Route 315, Wilkes-Barre, Pennsylvania, on June 12, 1997 at 11:00 o'clock a.m., local time, or any adjournment or postponement thereof, for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are being mailed to shareholders on or about May 15, 1997. Only shareholders of record at the close of business on May 1, 1997 shall be entitled to notice of and to vote at the Meeting.

     If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the common shares of beneficial interest ("common shares" or "shares") represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted FOR the nominees of the Board of Trustees in the election of trustees. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     On May 1, 1997, the Trust had outstanding and entitled to vote 8,548,817 common shares. There must be present at the Meeting in person or by proxy holders of 4,274,409 common shares to constitute a quorum for the Meeting. Proxies marked "Abstain" are included in determining a quorum, but broker proxies which have not voted on a particular proposal are not included in determining a quorum with respect to that proposal. Each holder of common shares is entitled to one vote per common share held of record on the record date. There is no cumulative voting in the election of trustees.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 1, 1997, certain information concerning the holdings of each person who was known to the Trust to be the beneficial owner of more than five percent (5%) of the Trust's common shares and all shares beneficially owned by each trustee, each nominee for trustee, each executive officer named in the Executive Compensation Summary table appearing elsewhere herein and by all trustees and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his name, except as otherwise noted.

                                                                       Number of
                                                                     Common Shares
Beneficially Owned                                                Beneficially Owned                       Percent of Class
-----------------------------------------------   ------------------------------------------------------   ------------------
Marvin L. Slomowitz(1)    .....................                           1,978,840(2)                              19.45%
Joseph L. Castle, II   ........................                               7,200(3)                                  *
Marvin J. Levine    ...........................                               7,200(3)(4)                               *
Lawrence J. Longua  ...........................                               8,200(5)                                  *
Harvey Shanus    ..............................                               8,310(5)                                  *
John Vincent Weber  ...........................                               7,200(3)                                  *
David S. Zook    ..............................                               5,876(6)                                  *
Steven Pomerantz ..............................                               4,897(7)                                  *
Donald Epley  .................................                               3,596(8)                                  *
Corbyn Investment Management, Inc.
 Suite 108
 2330 W. Joppa Road
 Lutherville, MD 21093    .....................                           1,100,693(9)                              12.88%
Sirach Capital Management Inc.
 1301 5th Avenue
 Suite 3320
 Seattle, WA 98101  ...........................                             606,400(10)                              7.10%
All Executive Officers and Trustees as a Group
 (11 persons)    ..............................                           2,042,996(2)(3)(4)(5)(6)(7)(8)            19.79%

------------
 *Percentage less than 1% of class.
(1) Mr. Slomowitz's address is c/o Mark Centers Trust, 600 Third Avenue, Kingston, PA 18704.

(2) Includes 1,621,000 Operating Partnership Units ("OP Units") of Mark Centers Limited Partnership (the "Operating Partnership") which are immediately exchangeable into an equivalent number of common shares and immediately exercisable options to purchase 60,000 common shares. Does not include 240 common shares held by Mr. Slomowitz's children, as to which Mr. Slomowitz disclaims beneficial interest.

(3)  Represents immediately exercisable options to purchase 7,200 common shares.


(4) Does not include 2,000 common shares held by Mr. Levine's wife, as to which Mr. Levine disclaims beneficial interest.

(5)  Includes immediately exercisable options to purchase 7,200 common shares.

(6) Represents immediately exercisable options to purchase 4,500 common shares and 1,376 common shares subject to a restricted share award which vests within 60 days. Does not include 250 common shares held by Mr. Zook's daughter, as to which Mr. Zook disclaims beneficial interest.

(7) Includes immediately exercisable options to purchase 4,500 common shares and 397 common shares subject to a restricted share award which vests within 60 days.

(8) Includes immediately exercisable options to purchase 3,000 common shares and 596 common shares subject to a restricted share award which vests within 60 days.

(9) Corbyn Investment Management, Inc., consisting of a registered investment advisor and an investment company, has sole voting and dispositive power with respect to the common shares. This information has been obtained by reference to a Schedule 13G filed by the named entity.

(10) Sirach Capital Management, Inc. is an investment advisor for various banks and brokers which hold the common shares. This information has been obtained directly from Sirach Capital Management, Inc.

                             ELECTION OF TRUSTEES

     The Trust's By-laws provide that the Board of Trustees may be composed of up to a maximum of 15 members. The Board of Trustees currently consists of six trustees, each of whom serves until the next annual meeting of shareholders and until his successor is duly elected and qualified. Election of each trustee requires the affirmative vote of a majority of the common shares of the Trust present in person or by proxy at the Meeting. As stated above, the enclosed proxy will be voted FOR the election as trustee of the nominees set forth below unless a contrary instruction is given. Management believes that all of its nominees are willing and able to serve the Trust as trustees. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the enclosed proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment. The Board of Trustees has a Nominating Committee, but the Nominating Committee did not meet in connection with the Meeting.

     The following is a brief description of the nominees for election as trustees of the Trust as well as other executive officers of the Trust.

     Marvin L. Slomowitz, age 67, has been Chairman of the Board of Trustees and Chief Executive Officer since the Trust's inception in March 1993. He served as President of the Trust from its inception until February 1994. Mr. Slomowitz founded Mark Development Group, the Trust's predecessor ("MDG"), in 1960 and had been Chairman of the Board and Chief Executive Officer of MDG since its inception. Mr. Slomowitz is a director of Charming Shoppes, Inc., a publicly held national retail clothing chain, and serves as a member of the national board of directors of the SLE (Lupus) Foundation. Mr. Slomowitz is a member of the International Council of Shopping Centers ("ICSC") and the National Real Estate Board.

     Harvey Shanus, age 66, has been a trustee of the Trust since its inception in March 1993 and, until February 1994, served as Executive Vice President. Since February 1994, Mr. Shanus has been a private investor. Previously, he served as Executive Vice President of MDG since 1978. From 1972 to 1978 he was a Vice President and Director of Construction of MDG. Mr. Shanus is a member of ICSC.

     Joseph L. Castle, II, age 64, has been a trustee of the Trust since its inception. Since 1981, Mr. Castle has been Chairman and Chief Executive Officer and a director of Castle Energy Corporation, a public company engaged in oil and gas exploration, and production. Mr. Castle also is a director of Comcast Corporation and Charming Shoppes, Inc.

     Marvin J. Levine, Esq., age 47 has been a trustee of the Trust since its inception. Since October 1994, Mr. Levine has been a partner in the New York City law firm of Gold & Wachtel, LLP. Previously and for more than five years, Mr. Levine was a senior partner in the New York City law firm of Stadtmauer Bailkin Levine & Masyr. Mr. Levine represented MDG from 1982 until the Trust's initial public offering. See "Certain Relationships and Related Transactions."

     Lawrence J. Longua, age 55, has been a trustee of the Trust since its inception. Since 1990, Mr. Longua has been a Senior Vice President and Assistant General Manager of Mitsubishi Trust & Banking Corporation where he has been manager of the Real Estate Finance Group at the Bank's New York Branch, and responsible for the management of a substantial portfolio of real estate properties. From 1984 to 1990, Mr. Longua was a Vice President and Manager of Bankers Trust Company, responsible for overseeing a $3 billion real estate loan portfolio. Mr. Longua currently is the Chairman of the Board of Trustees of the Mortgage Bankers Association of New York Scholarship Foundation. Mr. Longua is the former president of the Mortgage Bankers Association of New York and is the former Director of the Association of Foreign Investors in U.S. Real Estate.

     John Vincent ("Vin") Weber, age 44, has been a trustee of the Trust since its inception. Since December 1994, Mr Weber has been a partner of Clark & Weinstock, a consulting firm. From 1980 through 1992, Mr. Weber was a United States Congressman, representing Minnesota's Second Congressional District. During his tenure in Congress, Mr. Weber was appointed to various committees and subcommittees and held various leadership positions within the Republican Party. In January 1993, Mr. Weber co-formed Empower America, a conservative public policy advocacy group of which he was President until January 1994 when he was appointed Vice Chairman. Mr. Weber also is a director of Dept. 56, Inc., Twin Cities Federal Bank and ITT Educational Systems, Inc.

     David S. Zook, age 49, has been Executive Vice President and Chief Operating Officer of the Trust since December 1994. Previously, he had been Senior Vice President and Director of Leasing of the Trust since its inception, positions he previously held with MDG since 1984. Prior to joining MDG, Mr. Zook held various executive positions at Oxford Development Company, where he was General Manager from 1977-1984. From 1971 to 1977, Mr. Zook was employed at Eagan Real Estate, Inc. and the Edward J. DeBartolo Corporation. All of the foregoing entities have been engaged in shopping center development. Mr. Zook is a member of ICSC.

     Joshua Kane, age 37, has been the Chief Financial Officer of the Trust since its inception, a position he previously held with MDG since 1986, and has been Senior Vice President and Chief Financial Officer since December 1994. From 1981 to 1986 he was employed as an accountant at Charles Hecht and Company, most recently as Senior Accountant. Mr. Kane is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

     Stephen Althoff, age 41, has been a Vice President and the Director of Operations of the Trust since its inception, positions he previously held with MDG since August 1990. From June 1987 to July 1990, he was a Regional Property Manager and Leasing Agent for MDG, responsible for overseeing property management, leasing and renovation activities in Florida. From 1985 to 1987, Mr. Althoff was a Regional Leasing Agent with First Union Management, Inc., a real estate management firm. Mr. Althoff is a member of ICSC.

     Donald L. Epley, age 46, has been a Vice President and Director of Leasing since December 1994. Previously, he served as Senior Leasing Representative from July 1988 to November 1994, and as Regional Leasing Representative from March 1986 to June 1988. From October 1983 to February 1986, he was Leasing Manager for Allegheny Centers Associates in Pittsburgh, Pennsylvania, where he was responsible for the leasing of 450,000 square feet of Class A office space and a regional enclosed mall of 800,000 square feet.

     Steven M. Pomerantz, age 41, has been General Counsel of the Trust since October 1993 and Vice President and General Counsel since May 1995. Previously, Mr. Pomerantz was Assistant General Counsel of the Trust since its inception, a position which he previously held with MDG since August 1990. From November 1989 until August 1990, Mr. Pomerantz was Real Estate Counsel for Hallmark Cards, Inc., and was Assistant Corporate Counsel with Dart Group Corporation from December 1985 until November 1989.

Committees of the Board of Trustees

     The Board's Audit Committee is empowered to review the scope and results of the audit by the Trust's independent auditors. The Committee examines the accounting practices and methods of control and the manner of reporting financial results. These reviews and examinations include meetings with independent auditors, staff accountants and representatives of management. The results of the Committee's examinations and the choice of the Trust's independent auditors are reported to the full Board. The Audit Committee includes no officers or employees of the Trust or Operating Partnership. Members of the Audit Committee during the last fiscal year were Messrs. Castle, Longua and Shanus. The Committee met once during the last fiscal year.

     The Board's Compensation Committee met once during the last fiscal year for the purpose of evaluating key officers' salaries and bonuses. Members of the Compensation Committee during the last fiscal year were Messrs. Weber, Castle and Longua. See "Report of the Compensation and Share Option Plan Committees on Executive Compensation."

     The Board's Share Option Plan Committee is responsible for administering the Trust's Share Option Plan, including determining eligible participants, the number and terms of options granted and other matters pertain-ing to the Share Option Plan. The Trustees' Plan is administered by the Board of Trustees. Members of the Share Option Plan Committee during the last fiscal year were Messrs. Weber, Castle and Longua. The Committee met once during the last fiscal year. See "Report of the Compensation and Share Option Plan Committees on Executive Compensation."

     The Board's Nominating Committee is responsible for recommending to the Board of Trustees nominees for election as trustee and for supervising procedures with respect to shareholder nominations for election as trustee. The Committee did not meet during the last fiscal year. Members of the Nominating Committee during the last fiscal year were Messrs. Castle, Shanus and Weber.

Trustees' Attendance at Meetings

     The Board of Trustees held five meetings during the last fiscal year. Each incumbent trustee of the Trust attended at least 75% of the meetings of the Board of Trustees and meetings held by all committees on which such trustee served.

Trustees' Fees

     Each trustee who is not also an officer and full-time employee of the Trust or the Operating Partnership received an annual trustee fee in the amount of $12,000 plus a fee of $1,000 for each Board meeting and each Board committee meeting attended. Board committee chairmen received $2,000 for each committee meeting attended. Trustees who are officers and full-time employees of the Trust or the Operating Partnership receive no separate compensation for service as a trustee or committee member. Additionally, Board members are reimbursed for travel and lodging expenses associated with attending Board and committee meetings. Additionally, pursuant to the 1994 Non-Employee Trustee's Share Option Plan, non-employee trustees are entitled to automatic grants of options to purchase 1,000 common shares on January 1 of each year during their service as trustee, which options vest in five equal cumulative annual installments commencing on the date of grant.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table shows, for the fiscal years ended December 31, 1994, 1995 and 1996, the annual and long-term compensation paid or accrued by the Trust and its subsidiaries, including the Operating Partnership, to the Trust's Chief Executive Officer and to those executive officers whose total annual compensation exceeded $100,000.

                        EXECUTIVE COMPENSATION SUMMARY

                                                   Annual Compensation
                                        -------------------------------------------
                                                                      Other
                                                                     Annual
                              Fiscal                     Bonus    Compensation
                               Year      Salary($)        ($)          ($)
                             ---------  --------------  --------  ---------------
Marvin L. Slomowitz           1996       $   176,400      --            -- (2)
 Chief Executive Officer      1995       $   168,000      --            -- (2)
                              1994       $   108,639(4)   --            -- (2)

David S. Zook                 1996       $   141,750      --            -- (2)
 Executive Vice               1995       $   135,000      --            -- (2)
 President and Chief          1994       $   119,668      --            -- (2)
 Operating Officer

Steven M. Pomerantz, Esq.     1996       $   105,000      --            -- (2)
 Vice President and           1995       $   100,000      --            -- (2)
 General Counsel              1994       $    84,933      --            -- (2)

Donald L. Epley               1996       $    84,000      --       $ 32,097(5)
 Vice President and           1995       $    80,000      --       $ 34,954(5)
 Director of Leasing          1994       $    71,275      --       $ 37,262(5)


                                          Long-Term Compensation
                             --------------------------------------------------
                              Restricted                                           All
                                Share          Options/         Long-Term         Other
                                Awards           SARs          Compensation    Compensation
                                 ($)             (#)            Payouts($)        ($)(1)
                             -------------  ----------------  ---------------  --------------
Marvin L. Slomowitz               --                   --           --                   --
 Chief Executive Officer          --              100,000(3)        --                   --
                                  --                   --           --                   --
David S. Zook                     --                   --           --               $1,457
 Executive Vice                   --                7,500(3)        --               $1,446
 President and Chief              --                   --           --               $1,381
 Operating Officer

Steven M. Pomerantz, Esq.         --                   --           --               $4,747
 Vice President and               --                7,500(3)        --               $1,883
 General Counsel                  --                   --           --               $1,311

Donald L. Epley                   --                   --           --               $3,429
 Vice President and               --                5,000(3)        --               $4,614
 Director of Leasing              --                   --           --               $4,464

------------

(1) Represents contributions made by the Trust to the account of the named executive officer under a 401(k) Plan.

(2) Did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer.

(3) Represents options granted under the Trust's 1994 Share Option Plan. The granted options vested as to 20% of the common shares subject thereto upon the approval of the Plan on June 15, 1995. The remaining options vest in 20% increments over a four year period.

(4) In October 1993, Mr. Slomowitz agreed to relinquish his base annual salary of $160,000 until the Trust achieved certain performance objectives mutually agreed upon by the Board of Trustees and Mr. Slomowitz. In May 1994, pursuant to an agreement between the Board of Trustees and Mr. Slomowitz, his annual salary of $168,000 was reinstated.

(5) Includes leasing commissions of $36,594, $32,353 and $30,845 in fiscal years 1994, 1995 and 1996, respectively. Also includes payments for non-business use of a Trust owned automobile.

Share Option Grants, Exercises and Holdings

     The following tables set forth certain information concerning unexercised share options held by the persons named in the Executive Compensation Summary Table above at the end of fiscal year 1996. No share options were granted to, or exercised by, such persons during fiscal year 1996.

                      1996 FISCAL YEAR END OPTION VALUES

                                                                                               Value of
                                                                        Number of             Unexercised
                                                                       Unexercised            in-the-Money
                                                                       Options/SARs           Options/SARs
                                                                        at Fiscal              at Fiscal
                                                                         Year-End             Year-End(2)
                                                                   -----------------------   ---------------
                                       Shares
                                     Acquired          Value           Exercisable/           Exercisable/
            Name(1)                  on Exercise      Realized        Unexercisable           Unexercisable
---------------------------------   --------------   -----------   -----------------------   ---------------
Marvin L. Slomowitz  ............        --             --           60,000/40,000(3)             --/--
David S. Zook  ..................        --             --             4,500/3,000(3)             --/--
Steven M. Pomerantz, Esq.  ......        --             --             4,500/3,000(3)             --/--
Donald L. Epley   ...............        --             --             3,000/2,000(3)             --/--

------------
(1) See Executive Compensation Summary Table for titles of the persons named above.

(2) At December 31, 1996, the exercise price for the options exceeded the fair market value for the underlying common shares.

(3) Represents options granted under the 1994 Share Option Plan. The options vested immediately as to 20% of the common shares subject thereto, with the remainder to vest in 20% increments over a four year period.

                         COMPLIANCE WITH SECTION 16(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Trust's officers and trustees and persons who own more than ten percent of the Trust's common shares (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Trust with copies of these reports. Based on the Trust's review of the copies of these reports received by it, the Trust believes that all filings required to be made by the Reporting Persons for the period January 1, 1996 through December 31, 1996 were made on a timely basis.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the formation of the Trust and the initial public offering of common shares, real estate interests in certain properties and title to certain related vehicles and office equipment previously used in the operation of MDG's business were transferred to the Operating Partnership by Marvin Slomowitz or entities controlled by him in exchange for 1,801,000 OP Units (of which 180,000 OP Units were exchanged for shares), which had a value of approximately $35.1 million based upon the initial public offering price of the common shares on the date the transactions occurred. While the Trust believes that the terms of such transactions were fair to the Trust and no less favorable to the Trust than could have been obtained from independent third parties, the acquisitions were not negotiated on an arm's length basis and no appraisals were obtained with respect to any of the real estate assets contributed.

     Concurrent with the Trust's initial public offering (the "Offering"), the Trust obtained acquisition options ("Acquisition Options") to acquire six properties under development from Mr. Slomowitz (the "Development Properties"), which were in various stages of the development process. As of December 31, 1995, the Trust had exercised three of these options for the Bradford Towne Centre in Towanda, Pennsylvania, the Route 6 Mall in Honesdale, Pennsylvania, and the Columbia Towne Centre in Hudson, New York. Development on the Columbia Town Centre was suspended due to the bankruptcy of a former anchor tenant. Upon substantial completion of each Development Property, the Trust had agreed to pay Mr. Slomowitz an amount (the "Contingent Payment Amount") equal to the (i) land acquisition costs, (ii) third-party development costs, (iii) allocated overhead expenses, (iv) leasing commissions for all tenant leases signed prior to the Offering and an incentive payment equal to 5% of construction costs (excluding engineering, architectural and other "soft costs"). The Contingent Payment Amount was to be reduced as necessary to provide the Trust with a minimum 13.5% return on its investment based on the annualized operating income from the property within two years after completion of construction. The Contingent Payment was to be made through the issuance of OP Units, unless such issuance would have resulted in the Trust owning less than 51% of the Operating Partnership or would have jeopardized the Trust's REIT status in which case, payment was to be made in cash.

     In February 1996, Mr. Slomowitz and the Board of Trustees ("Trustees") took certain actions in an effort to eliminate the appearance of potential conflicts of interest arising between Mr. Slomowitz and the Trust in the context of the Acquisition Options, and to eliminate potential disputes arising from the complex manner in which the reimbursement to Mr. Slomowitz for the Development Properties was calculated. As a result, the Trust and Mr. Slomowitz executed the following agreements:

  -- The Trustees and Mr. Slomowitz terminated all Acquisition Options (other than the Acquisition Option pertaining to the New Castle property which had been terminated in May 1995).

  -- Mr. Slomowitz repurchased the Columbia Towne Centre from the Trust for
     $3,065,000, which represented the total development costs incurred by the Trust to the date of repurchase, and was greater than the value of the property was determined by an independent appraiser.

  -- The Trust purchased the Union Plaza, located in New Castle, Pennsylvania, from Mr. Slomowitz for $4,495,000 which represented the amount Mr. Slomowitz had invested in the property less $378,000 of predevelopment costs previously advanced by the Trust. This purchase price was less than the value of the property as was determined by an independent appraiser.

  -- Upon completion of a review in June 1996 of the payments due Mr. Slomowitz for the acquisition of the Route 6 Mall and the Bradford Towne Centre, for which development is complete and both are currently operating, the Trust agreed to pay Mr. Slomowitz $1,600,000, which included the conveyance of approximately two acres of land by Mr. Slomowitz which became part of the Route 6 mall.

  -- The Trust and Mr. Slomowitz also terminated all management agreements for properties owned by Mr. Slomowitz.

     As a result of these transactions and to reflect the net result of the purchase and sales price for these properties, the Trust issued a note payable to Mr. Slomowitz for the principal sum of $3,030,000. The note, which bears interest at a rate equal to that charged by Fleet Bank, N.A. on the Trust's revolving line of credit facility, is payable in full the earlier of (i) two years following the date the Union Plaza is completed or (ii) on June 12, 1999. Since the payment to Mr. Slomowitz reflects, in part, land acquisition costs associated with the Union Plaza, the Trust has agreed with Mr. Slomowitz to prepay the principal sum with any construction loan proceeds specifically allocable for land acquisition.

     The Trust currently holds an option to acquire 26 acres contiguous to the Plaza 15 in Lewisburg, Pennsylvania from Mr. Slomowitz for $1,325,000 which represents the fair market value as established by an independent appraisal.

     During fiscal year 1995, the Trust managed four properties in which Mr. Slomowitz holds interests and which are not owned by the Trust. Management fees earned on such properties for the year ended December 31, 1996 aggregated $35,557. In February 1996, the Board of Trustees and Mr. Slomowitz agreed to terminate one of these management agreements effective January 1, 1996, and the remaining three management agreements were terminated effective March 1996.

     Additionally, the Trust leases office space from Mr. Slomowitz under the terms of a noncancelable ten year operating triple net lease which provides for annual rent of $104,000 for the first five years with annual escalations thereafter based on increases in the consumer price index. Rent expense, excluding escalations, for the year ended December 31, 1996 aggregated $104,000.


     Marvin J. Levine, a trustee of the Trust, is a partner in the law firm of Gold & Wachtel, LLP. Payments to such firm amounted to $152,908 for legal services rendered to the Trust during fiscal year 1996.

     The Trust has not recognized rental income for fiscal 1996 pursuant to a ground lease on Blackman Plaza (a limited partnership in which Mr. Slomowitz is the sole general partner owning a one percent economic interest) due to the leasee's inability to pay the ground rent as a result of insufficient cash flow from the property. Mr. Slomowitz is also a member of the Board of Directors of a tenant which leases space in twelve of the Trust's properties. Rental income from this tenant for fiscal 1996 aggregated $908,655. Additionally, for fiscal 1995, the Trust paid approximately $1,050,000 for tenant improvements at three properties for this tenant.

     Harvey Shanus, a trustee of the Trust, has provided consulting services to the Trust in connection with construction activities in which the Trust is engaged. Mr. Shanus was paid $100,000 by the Trust during fiscal year 1996 for the provision of such consulting services.

               REPORT OF THE COMPENSATION AND SHARE OPTION PLAN
                     COMMITTEES ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Trustees, composed of outside trustees of the Board of Trustees of the Trust, reviews the performance of the Trust's executive personnel and develops and makes recommendations to the Board with respect to executive compensation policies, including the awarding of appropriate bonuses. The Share Option Plan Committee, composed of outside trustees of the Board of Trustees of the Trust, is empowered by the Board to recommend to the Board those executive officers to whom share options and restricted share awards should be granted and the number of common shares to which such options and awards should be subject.

     Each Committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants.

     The objectives of each Committee are to support the achievement of desired Trust performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of corporate performance.

     The executive compensation program is generally comprised of base salary, discretionary performance bonuses and long term incentives in the form of share options and restricted share awards. The compensation program also includes various benefits, including health insurance plans and programs and pension and profit sharing and retirement plans in which substantially all of the Trust's employees participate.

     Base salary levels for the Trust's executive officers are competitively set relative to salaries of officers of companies comparable in business, size and location. In each instance, base salary takes into account individual experience and performance specific to the Trust.

     The Compensation Committee is empowered to recommend for full Board approval the payment of cash performance bonuses to employees, including executive officers, of the Trust. Performance bonuses are paid based upon the degree of achievement of a specified earnings goal. The Board of Trustees determines annually both the targeted earnings goal and the maximum performance bonus to be paid to each employee. The amount of the target bonus is determined by each employee's level of responsibility and material contributions to the success of the Trust. No bonuses were paid during the last fiscal year.

     The Board of Trustees believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Trust's shareholders and, therefore, has authorized the Share Option Plan Committee to periodically recommend to the Board of Trustees grants of share options and restricted share awards to the Trust's employees, including executive officers. Share options are granted typically at prevailing market price and, therefore, will only have value if the Trust's share price increases over the exercise price. The Committee believes that the grant of share options and restricted share awards provides a long term incentive to such persons to contribute to the growth of the Trust and establishes a direct link between compensation and shareholder return, measured by the same index used by shareholders to measure Trust performance. The terms of options and restricted share awards granted by the Board of Trustees, including vesting, exercisability and term, are determined by the Share Option Plan Committee, subject to requirements imposed by the plans under which such options and awards may be granted, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Trust, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Trust's industry, geographic location and size. For information regarding recent options granted to the Trust's executive officers, reference is made to the tables set forth in the Proxy Statement under the caption "Compensation of Executive Officers."

     The Compensation Committee is aware that a recent amendment to the Internal Revenue Code of 1986 treats certain elements of executive compensation in excess of $1.0 million a year as an expense not deductible by the Trust for federal income tax purposes. Currently, no executive officer's compensation, as determined in accordance with these regulations, exceeds the $1.0 million cap. Accordingly, the Compensation Committee has not yet established a policy which would address compensation to the Trust's executive officers in light of the cap.
                          Compensation Committee and
                          Share Option Plan Committee
                                Joseph L. Castle
                              John Vincent Weber
                               Lawrence J. Longua

                         SHARE PRICE PERFORMANCE GRAPH

     The following table compares the cumulative total shareholder return on the common shares for the period commencing May 26, 1993 through December 31, 1996 with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and the NAREIT Equity REIT Total Return Index ("NAREIT Index") over the same period. Total return values for the S&P 500, the NAREIT Index and the common shares were calculated based on cumulative total return assuming the investment of $100 in the NAREIT Index, the S&P 500 and the common shares on May 26, 1993, and assuming reinvestment of dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

                COMPARISON OF 43 MONTHS CUMULATIVE TOTAL RETURN*
                  AMONG MARK CENTERS TRUST, THE S & P 500 INDEX
                              AND THE NAREIT EQUITY

   200 |-----------------------------------------------------------------------|
       |                                                                       |
       |                                                              &        |
       |                                                              #        |
       |                                                                       |
   150 |-----------------------------------------------&-----------------------|
D      |                                                                       |
O      |                                              #                        |
L      |                   &               &                                   |
L      |                   #               #                                   |
A  100 |--*&#------------------------------------------------------------------|
R      |                                                                       |
S      |                                                                       |
       |                   *               *            *             *        |
       |                                                                       |
       |                                                                       |
    50 |-----------------------------------------------------------------------|
       |                                                                       |
       |                                                                       |
       |                                                                       |
       |                                                                       |
     0 |-----------------------------------------------------------------------|
           0/27/93        12/93         12/94         12/95            12/96
               --------------------------------------------------
                *= MARK CENTERS TRUST &=S & P 500 #=NAREIT EQUITY
               --------------------------------------------------

            05/27/93      12/93         12/94         12/95            12/96
-------------------------------------------------------------------------------
MARK
CENTERS
TRUST  ..... $100         $76           $75           $74              $75
-------------------------------------------------------------------------------
S & P 500 .. $100         $108          $110          $151             $185
-------------------------------------------------------------------------------
NAREIT
EQUITY ..... $100         $103          $106          $122             $166
-------------------------------------------------------------------------------
* $100 INVESTED ON 05/27/93 IN STOCK OR ON
  04/30/93 IN INDEX-INCLUDING REINVESTMENT OF
  DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.
------------
1. Since the Trust did not commence operations until May 26, 1993, which is the date the Trust's initial public offering was completed, no data prior to that date is available.
2. The NAREIT Equity Reit Total Return Index (consisting of 88 companies with a total market capitalization of $11 billion) is maintained by the National Association of Real Estate Investment Trusts, Inc. and is only published monthly based on the last closing prices of the preceding month.

                         PROPOSALS OF SECURITY HOLDERS

     All proposals of any shareholder of the Trust which the holder desires be presented at the next Annual Meeting of Shareholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Trust at its principal executive offices no later than January 3, 1998. All such proposals must be submitted in writing to the Secretary of the Trust at the address appearing on the notice accompanying this proxy statement.

                             INDEPENDENT AUDITORS

     Ernst & Young LLP performed the customary auditing services for the fiscal year ended December 31, 1996. The Trust has selected Ernst & Young LLP to perform these services for the next fiscal year. A representative of Ernst & Young LLP is expected to be present at the Meeting and will be available to respond to questions from the floor and will be afforded an opportunity to make any statement which he may deem appropriate.

                            SOLICITATION OF PROXIES

     The cost of the solicitation of proxies will be borne by the Trust. In addition to the use of the mails, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Trust. It is not anticipated that anyone will be specifically engaged by the Trust or by any other person to solicit proxies. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Trust will reimburse them for their charges and expenses in this connection.

                          ANNUAL REPORT ON FORM 10-K

     THE TRUST WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, AT THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE TRUST'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS AT THE ADDRESS OF THE TRUST APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                               MARK CENTERS TRUST
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 12, 1997

                       THIS PROXY IS SOLICITED ON BEHALF
                            OF THE BOARD OF TRUSTEES

         The undersigned hereby constitutes and appoints Marvin Slomowitz and Joshua Kane, or either one of them, as proxies, with full power of substitution, to vote all common shares of beneficial interest of Mark Centers Trust (the "Trust") which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders of the Trust to be held at the Woodlands Inn and Resort, 1073 Route 315, Wilkes-Barre, Pennsylvania, at 11:00 a.m., on June 12, 1997, or at any adjournments or postponements thereof:









                              FOLD AND DETACH HERE



                   -----------------------------------------
                 |       YOUR VOTE IS IMPORTANT TO US.       |
                 |                                           |
                 | PLEASE COMPLETE, DATE, AND SIGN THE ABOVE | | PROXY CARD AND RETURN IT PROMPTLY IN THE |
                 |           ACCOMPANYING ENVELOPE.          |
                   ------------------------------------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED,    PLEASE MARK /X/
OR IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED FOR THE        YOUR VOTES AS
ELECTION OF THE BELOW NOMINEES FOR TRUSTEES AND TO USE THEIR    INDICATED IN
DISCRETION TO VOTE ON ANY OTHER MATTER AS MAY PROPERLY          THIS EXAMPLE
COME BEFORE THE MEETING.

(1) Election of Trustees

 FOR all nominees           WITHHOLD            (2) To transact such other busi-
   listed below             AUTHORITY               ness as may properly come
(except as marked        to vote for all            before the annual meeting.
 to the contrary            nominees
     below)               listed below

      |_|                     |_|

M. Slomowitz, J. Castle, M. Levine, L. Longua,
H. Shanus, J. Weber

(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the above list.)

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT FURNISHED HEREWITH, AND HEREBY CONFIRMS THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE SHAREHOLDER'S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON
SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.


                                        Dated: ___________________________, 1997

                                        ________________________________________

                                        ________________________________________
                                                Signature of Shareholder

                                        Note: When signing as attorney-in-fact,
                                        executor, administrator, trustee or
                                        guardian, please add your title as such
                                        and if signer is a corporation, please
                                        sign with full corporate name by duly
                                        authorized officer or officers and affix the corporate seal, Where stock is issued in the name of two or more persons, all such persons should sign.

                              FOLD AND DETACH HERE